Exhibit 10.52

June 22, 2007

Richard Alan Lerner, M.D.

7750 E. Roseland Drive

La Jolla, CA 92037

Dear Richard:

On behalf of Sequenom, Inc., I am pleased to extend to you an offer to join our Board of Directors and become a member of our Nominating and Corporate Governance Committee. The following are the basic terms:

1.	Your annual Board retainer will be $25,000 per year, paid quarterly in advance.

2.	You will receive additional special Board and Nominating and Corporate Governance Committee meeting fees as follows: $1,500 for each special Board meeting attended in person; $1,000 per special Board meeting attended telephonically; and $1,000 for each special Nominating and Corporate Governance Committee meeting whether attended in person or telephonically. A special Nominating and Corporate Governance Committee meeting is a meeting that is not held in conjunction with a regularly scheduled Board meeting.

3.	You will be reimbursed for reasonable expenses incurred in connection with your attendance at Board and Nominating and Corporate Governance Committee meetings.

4.	You will receive an initial stock option grant to purchase 40,000 shares of Sequenom’s common stock in accordance with the terms of Sequenom’s 2006 Equity Incentive Plan and stock option agreement. The grant will be issued at the closing price of Sequenom common stock on the grant date, which will be the date Sequenom receives your written acceptance of your election to the Board. This grant will vest upon the earlier of one year from the grant date or the date of Sequenom’s 2008 annual stockholder meeting.

5.	In connection with re-election at each subsequent annual stockholder meeting, an additional stock option grant is awarded to each non-employee director who has served for at least six months. Currently, this annual re-election stock option grant award is for the purchase of 20,000 shares of Sequenom common stock.

6.	You will be covered by Sequenom’s director and officer liability insurance and provided with the opportunity to enter into its standard indemnification agreement.

We look forward to you joining Sequenom’s Board and serving on the Nominating and Corporate Governance Committee. Please sign this letter to indicate your acceptance of the terms and return it to Sequenom’s Vice President and General Counsel, Clarke Neumann, at fax number: 858-202-9020.

Sincerely yours,

/s/ Harry F. Hixson, Jr.
Harry F. Hixson, Jr., Ph.D.
Chairman of the Board

ACKNOWLEDGED AND ACCEPTED:

/s/ R. A. Lerner
Richard Alan Lerner, M.D.

Dated: July 2, 2007